Exhibit 99.1

Femasys Inc. Announces Financial Results for the First Quarter Ended
March 31, 2022

Furthers advancement of much-needed minimally invasive technologies for underserved areas of women’s health with pending commercialization of products, FemCerv® and FemCath™  expected by year-end

Continued progress with FemaSeed and FemBloc biomedical product candidates in development

ATLANTA, May 11, 2022 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced financial results for the first quarter ended March 31, 2022.

“We are adding two approved products to our commercial portfolio as we broaden solutions to improve the continuum of healthcare options for women,” said Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “FemCath, our selective delivery catheter, and FemCerv, our endocervical tissue sampler, are pending commercialization later this year, while supporting commercial efforts for our complementary FemVue® diagnostic product, the first device enabling an in-office ultrasound diagnosis, an alternative approach to assess the fallopian tubes for infertility. Our goal is to further grow this synergistic product portfolio by exploring partnering opportunities and with our product candidates, FemBloc for permanent birth control and FemaSeed for infertility treatment once approved, designed to address substantial, multi-billion-dollar global market segments.”

Ms. Lee-Sepsick added, “Women deserve safe options and the right to control their reproductive health and journey. In terms of the recent discussions regarding Roe v Wade, a ruling which occurred over 48 years ago, safety for women should be upheld as paramount. Safety and choice are core drivers in our mission to develop non-surgical reproductive health solutions for women around the world.”

First Quarter 2022 Highlights:  Augmented Leadership

•
In February, Dov Elefant was appointed to chief financial officer (CFO). Mr. Elefant has 25 years of financial management experience at both public and private biopharmaceutical companies. He brings a proven record as a senior level global financial expert with financial reporting, fundraising, and mergers and acquisitions expertise.

•	In January, Wendy Perrow joined as a new board member. Ms. Perrow brings decades of experience in the life sciences industry related to fundraising, global product launches and corporate strategy.

First Quarter 2022 and Recent Developments Related to Clinical Programs

•	Femasys expects to complete enrollment for its Stage 2 study of FemBloc in the third quarter of this year and file an IDE for a pivotal trial to support a PMA in the first quarter of next year.

•
An interim analysis for the FemaSeed LOCAL de novo pivotal trial is planned for the fourth quarter of this year. The trial is being conducted across centers in the United States and is expected to enroll up to 792 patients who are diagnosed as infertile. The primary endpoints of the study are to determine effectiveness (clinical pregnancy rate) and safety over a period of up to seven weeks. The Company expects to complete enrollment in the second quarter of next year.

Ms. Lee-Sepsick continued, “We are on target to meet our milestones later this year in terms of obtaining an interim read-out from our up to 792-patient LOCAL de novo trial for FemaSeed. Recently, we added a number of new sites to our LOCAL trial, and we are encouraged that the impact of the pandemic may be waning, which has broadly affected enrollment for many clinical trials in the industry. In addition, we are approaching enrollment completion for our FemBloc study, and are on track for submitting our Investigational Device Exemption (IDE) filing early next year for a pivotal trial, which will be used in support of a Pre-Market Authorization (PMA) application for this product candidate.”

First Quarter 2022 Financial Results

•
General and administrative expenses increased by $555,368, or 62.3%, to $1,447,355 for the three months ended March 31, 2022 from $891,987 for the three months ended March 31, 2021. The increase was largely due to various additional costs associated with being a public company, including salaries and related personnel costs due to an increase in headcount, facility, and other allocated overhead costs mainly for additional directors and officers (D&O) insurance, and increased professional costs for legal and accounting.

•
Research and development expenses increased by $426,041 or 42.8%, to $1,421,063 for the three months ended March 31, 2022 from $995,022 for the three months ended March 31, 2021. The net increase of $426,041 largely consists of the $88,245 increase in compensation and related personnel costs primarily due to an increase in headcount, an increase of $270,497 in clinical-related costs associated with our clinical trials, and an increase of $50,707 in professional and outside consultant costs which are largely attributable to additional consulting costs to support the Company’s clinical trials.

•
Sales of the Company’s FemVue® product decreased by $8,370, or 2.5%, to $321,405 for the three months ended March 31, 2022 from $329,775 for the same period last year. The $8,370 decrease was largely attributable to the 4.1% decrease in U.S. units sold for the three months ended March 31, 2022 as compared to the same period last year. International sales were $58,045 for both the three months ended March 31, 2022 and 2021.

•
Sales and marketing expenses increased by $46,044 or 201.8%, to $68,863 for the three months ended March 31, 2022 from $22,819 for the three months ended March 31, 2021 largely due to an increase in compensation and related personnel costs due to an increase in headcount and additional marketing costs associated with our FemVue social media campaign to increase our commercial presence.

Cost of sales and gross margin percentage

•
Cost of sales increased by $29,633, or 31.8%, to $122,675 for the three months ended March 31, 2022 from $93,042 for the three months ended March 31, 2021. The increase in cost of sales was largely due to increased labor and overhead costs applied to our cost of sales for the three months ended March 31, 2022 as compared to the same period last year mostly due to production personnel turnover as compared to the same period last year. As a result, gross margin percentage was 61.8% for the three months ended March 31, 2022 as compared to 71.8% for the three months ended March 31, 2021. The Company stated that it expects to see improvement in its gross margin in the future after investing in equipment and tooling that will replace and reduce labor in certain manufacturing processes as well as the costs of materials.

•
Net loss was $2,883,030, or $0.24 per basic and diluted share attributable to common stockholders, primarily reflecting the factors noted above, for the period ended March 31, 2022, compared to $1,830,232, or $1.84 per basic and diluted share attributable to common stockholders, for the same period ended March 31, 2021.

•	Cash and cash equivalents as of March 31, 2022 and December 31, 2021, were $21,767,634 and $24,783,029, respectively.

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	March 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$21,767,634	24,783,029
Accounts receivable, net	170,302	84,258
Inventory, net	223,008	208,270
Other current assets	567,300	555,853
Total current assets	22,728,244	25,631,410
Property and equipment, at cost:
Leasehold improvements	1,195,637	1,155,332
Office equipment	99,344	99,344
Furniture and fixtures	424,947	424,947
Machinery and equipment	2,287,126	2,261,793
Construction in progress	434,443	379,713
	4,441,497	4,321,129
Less accumulated depreciation	(2,854,315)	(2,722,117)
Net property and equipment	1,587,182	1,599,012
Long-term assets:
Lease right-of-use assets, net	574,943	665,747
Intangible assets, net of accumulated amortization	17,663	25,093
Other long-term assets	625,418	655,418
Total long-term assets	1,218,024	1,346,258

Total assets	$25,533,450	28,576,680

FEMASYS INC.
Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	March 31, 2022	December 31, 2021
Current liabilities:
Accounts payable	$548,377	445,522
Accrued expenses	565,228	603,787
Clinical holdback - current portion	36,238	18,947
Note payable – current portion	45,666	181,123
Lease liabilities – current portion	400,620	406,674
Other – current	36,037	36,037
Total current liabilities	1,632,166	1,692,090
Long-term liabilities:
Clinical holdback - long-term portion	102,502	149,791
Lease liabilities – long-term portion	305,071	402,417
Total long-term liabilities	407,573	552,208
Total liabilities	2,039,739	2,244,298
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par, 200,000,000 authorized, 11,921,388 shares issued and 11,804,165 outstanding as of March 31, 2022 and December 31, 2021	11,921	11,921
Treasury stock, 117,223 shares	(60,000)	(60,000)
Warrants	702,492	702,492
Additional paid-in-capital	108,462,663	108,418,304
Accumulated deficit	(85,623,365)	(82,740,335)
Total stockholders’ equity	23,493,711	26,332,382
Total liabilities and stockholders' equity	$25,533,450	28,576,680

FEMASYS INC.
Statements of Comprehensive Loss
(unaudited)

	Three Months Ended March 31,
	2022	2021
Sales	$321,405	329,775
Cost of sales	122,675	93,042
Gross margin	198,730	236,733
Operating expenses:
Research and development	1,421,063	995,022
Sales and marketing	68,863	22,819
General and administrative	1,447,355	891,987
Depreciation and amortization	144,199	153,453
Total operating expenses	3,081,480	2,063,281
Loss from operations	(2,882,750)	(1,826,548)
Other income (expense):
Interest income, net	2,454	164
Interest expense	(2,734)	(3,848)
Other expense, net	(280)	(3,684)
Net loss	$(2,883,030)	(1,830,232)

Net loss attributable to common stockholders, basic and diluted	$(2,883,030)	(1,830,232)
Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	(1.84)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,804,165	995,208

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, is currently marketed in the United States. Femasys is also advancing FemCath™, an intrauterine catheter for selective evaluation of the fallopian tubes and FemCerv®, an endocervical tissue sampler that is the first product of the technology platform for tissue sampling intended to be marketed alongside its other women-specific medical products in the physician’s office setting.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Form 10-Q for the quarter ended March 31, 2022, when filed with the Securities and Exchange Commission (the “SEC”), and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Zuri McClelland
LifeSci Communications
zmcclelland@lifescicomms.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com